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Exhibit 23.4

LEE KEELING AND ASSOCIATES, INC.
PETROLEUM CONSULTANTS

First Place Tower
15 East Fifth Street, Suite 2500
Tulsa, Oklahoma 74103-4350
(918) 587-5521, Fax (918) 587-2881

SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Ladies and Gentlemen:

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and Form S-3 of SandRidge Permian Trust and SandRidge Energy, Inc., to be filed on or about May 25, 2011 (as amended, the "Registration Statement"), including any future amendments thereto, of all references to the name of Lee Keeling and Associates, Inc.; to references to Lee Keeling and Associates, Inc. in the Registration Statement, including under the heading "Experts"; and to the inclusion in the Registration Statement of information taken from our "Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010" and our "Estimated Proved Reserves and Future Net Flow of SandRidge Energy, Inc. Effective December 31, 2009" in SandRidge Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on February 28, 2011.

/s/ Lee Keeling and Associates, Inc. LEE KEELING AND ASSOCIATES, INC.
May 25, 2011 Tulsa, Oklahoma

WWW.LKAENGINEERS.COM

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  Exhibit 23.4
LEE KEELING AND ASSOCIATES, INC. PETROLEUM CONSULTANTS
First Place Tower 15 East Fifth Street, Suite 2500 Tulsa, Oklahoma 74103-4350 (918) 587-5521, Fax (918) 587-2881